SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              BATTLE MOUNTAIN GOLD
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                            NOTICE OF ANNUAL MEETING
                                                                  APRIL 30, 1997
                                                             AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 1997

TO THE STOCKHOLDERS OF
BATTLE MOUNTAIN GOLD COMPANY:

     The annual meeting of stockholders of Battle Mountain Gold Company (the "Company") will be held at the Doubletree Hotel at One Allen Center, 400 Dallas Street, Houston, Texas, on Wednesday, April 30, 1997, at 10:30 a.m., Houston time, for the following purposes:

     1.  To elect four directors;

     2. To approve an amendment to the Restated Articles of Incorporation of the Company to phase out the classification of the Board of Directors;

     3. To approve amendments to and a restatement of the Amended and Restated 1994 Long-Term Incentive Plan;

     4. To ratify the appointment of Price Waterhouse LLP as the independent public accountants for the Company for 1997; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 14, 1997, as the record date for determining stockholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting; however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                              By Order of the Board of Directors

                                                   Greg V. Etter
                                                   General Counsel and Secretary

March 28, 1997
333 Clay Street, 42nd Floor
Houston, Texas 77002

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to stockholders beginning on or about March 28, 1997. They are furnished in connection with the solicitation of proxies by the Board of Directors of Battle Mountain Gold Company (the "Company") for use at the annual meeting of stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. This annual meeting is the first to be held subsequent to the July 1996 combination of the Company and Hemlo Gold Mines Inc. ("Hemlo Gold"), an Ontario corporation that changed its name to Battle Mountain Canada Ltd. ("BMC"). All of the common shares of BMC are owned by the Company. Holders of Exchangeable Shares of BMC ("Exchangeable Shares") are entitled, through a voting trust, to vote at the annual meeting.

     In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained Georgeson & Company Inc. on customary terms and at a fee estimated not to exceed $10,000, plus reasonable expenses, to assist in soliciting proxies in the United States. The Company has also retained The Proxy Solicitation Company Ltd. on customary terms and at a fee estimated not to exceed approximately $13,000, plus reasonable expenses, to assist in soliciting proxies in Canada in connection with the voting of the Exchangeable Shares. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, in accordance with applicable requirements of the Securities and Exchange Commission, New York Stock Exchange, Canadian securities commissions and The Toronto Stock Exchange.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the Shares represented thereby will be voted for the election as directors of the nominees listed herein, for approval of the amendment to the Restated Articles of Incorporation of the Company, for approval of the Amended and Restated 1994 Long-Term Incentive Plan, for ratification of Price Waterhouse LLP as the Company's independent public accountants for 1997 and, in the discretion of the persons named in the proxy, in connection with any other business that may properly come before the meeting. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Secretary of the Company at the Company's address shown on the accompanying notice an instrument revoking the proxy, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

     As of March 14, 1997, the record date for determining stockholders entitled to vote at the meeting, there were 115,109,272 shares of common stock, par value $0.10 per share, of the Company (the "Common Stock") outstanding and entitled to vote at the meeting. As of the record date, there were also 114,566,404 shares of Exchangeable Shares outstanding and entitled to vote at the meeting through the exercise by The R-M Trust Company, a trust company existing under the laws of Canada (the "Trustee"), of certain voting rights under a Voting, Support and Exchange Trust Agreement dated July 19, 1996 (the "Voting Agreement").

     The Exchangeable Shares entitle holders to dividend and other rights economically equivalent to Common Stock, including the right through the Voting Agreement to vote at Company stockholder meetings, and are exchangeable at the option of the holders into Common Stock on a one-for-one basis. The Trustee holds one share of Special Voting Stock, par value $0.10 per share, of the Company (the "Special Voting Stock") that is entitled to a number of votes at meetings of holders of Common Stock equal to the number of Exchangeable Shares outstanding from time to time held by persons other than the Company and certain of its subsidiaries (those precluded from voting any Common Stock under applicable Nevada law). Pursuant to the Voting Agreement, each holder of Exchangeable Shares is entitled to instruct the Trustee as to the voting of the number of votes attached to the Special Voting Stock represented by such holder's Exchangeable Shares. The Trustee will exercise each vote attached to the Special Voting Stock only as directed by the relevant holder, and in the absence of instructions from a holder as to voting will not exercise such votes. A holder may instruct the Trustee to give a proxy to such holder entitling the holder to vote personally such holder's relevant number of votes or to grant to the Company's management a proxy to vote such votes. The Trustee has furnished (or caused the Company to furnish) this Proxy Statement and certain related materials to the holders of Exchangeable Shares.

     Together as of the record date, the shares of Common Stock and Special Voting Stock (which is entitled to a number of votes based on the Exchangeable Shares) represented 229,675,676 shares outstanding and entitled to vote at the annual meeting (all such shares being referred to herein as "Shares," and all holders thereof being referred to herein as "stockholders" of the Company).

     The Common Stock and the Special Voting Stock vote together as a single class. As to each matter presented to a vote of stockholders of the Company, each Share of Common Stock is entitled to one vote and the one share of Special Voting Stock is entitled to a number of votes equal to the number of Exchangeable Shares outstanding from time to time held by persons other than the Company and certain of its subsidiaries (those precluded from voting any Common Stock under applicable Nevada law). The quorum requirement for transaction of business at the meeting is the presence in person or by proxy of a majority of the outstanding Shares. Shares represented by proxies that reflect abstentions and Shares referred to as "broker non-votes" (I.E., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

     The Company's Annual Report to Stockholders, including financial statements, for the year ended December 31, 1996, has been furnished prior to the proxy materials being mailed to all stockholders. The Annual Report is not a part of this proxy solicitation material.

ELECTION OF FOUR DIRECTORS AND DIRECTOR COMPENSATION

     Unless contrary instructions are set forth in the proxy, it is intended that the persons named in the proxy will vote all Shares represented by the proxy for the election of Messrs. Bourne, Bumstead, Caspary and McCutcheon as Class III directors. Messrs. Bourne, Bumstead, Caspary and McCutcheon are presently members of the Board of Directors of the Company.

     The Company's Restated Articles of Incorporation currently provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The four directors elected at the annual meeting will each serve for a term of three years ending in 2000. The Board of Directors is proposing below under "Approval of Amendment to the Company's Restated Articles of Incorporation" that the stockholders approve phasing out the classified Board. If this proposal is approved, the four Class III directors elected at the meeting will serve instead for a one-year term ending in 1998. Should any nominee become unavailable for election, the Board of Directors of the Company may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast. Broker non-votes and abstentions will have no effect on the outcome of the election.

     The present terms of office of the eight directors named below whose terms will continue after the meeting expire in either 1998 for Class I directors or 1999 for Class II directors, as indicated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THE FOUR NOMINEES.

     NOMINEES -- The following sets forth information concerning the four nominees for election as Class III directors at the meeting, including information as to each nominee's age as of March 24, 1997, position with the Company and business experience during the past five years.

                                   NAME, AGE AND BUSINESS EXPERIENCE

                      DOUGLAS J. BOURNE was Chairman of the Board and Chief
                      Executive Officer of the Company until his retirement in
                      April 1990. Mr. Bourne serves as Chairman of the Company's
[PICTURE OMMITTED]    Executive Committee and is a member of the Company's
                      Environmental Affairs and Ethics Committee. Mr. Bourne has been a director of the Company since its formation. He is 74 years of age and is also a director of Potash
                      Corporation of Saskatchewan, Inc. (mining and processing of potash and manufacture of fertilizers).

DAVID L. BUMSTEAD joined Noranda Inc. (an integrated
natural resources company) in 1963 and assumed his current
position as Executive Vice President in 1995. Prior to       [PICTURE OMMITTED]
that, he served as Executive Vice President, Marketing and Finance of Noranda Minerals Inc. (an integrated miner of base metals) Mr. Bumstead has also served as Chairman of Kerr Addison Mines Limited and President of Brenda Mines
Ltd. since 1992. Mr. Bumstead became a director in July
1996 by being designated by Hemlo Gold in connection with the combination and is a member of the Company's Finance and Audit Committee. He is 55 years old.

DELO H. CASPARY has been engaged for more than five years
in managing his personal investments. He became a director
of the Company in 1985 and currently serves on the         [PICTURE OMMITTED]
Company's Environmental Affairs and Ethics Committee. Mr.
Caspary is also a director of Norwest Victoria Bank. He is 71 years old.

JAMES W. MCCUTCHEON, Q.C. is Counsel in Toronto to the law
firm of McCarthy Tetrault. Mr. McCutcheon became a
director in July 1996 by being designated by Hemlo Gold in
connection with the combination. He serves as Chairman of    [PICTURE OMMITTED]
the Company's Finance and Audit Committee. Mr. McCutcheon is also a director of Noranda Inc. He is 60 years old.

     DIRECTORS WITH TERMS EXPIRING IN 1998 AND 1999 -- The following sets forth information concerning the eight directors of the Company whose present terms will continue until 1998 for Class I directors or 1999 for Class II directors, including information as to each director's age as of March 24, 1997, position with the Company and business experience during the past five years.

                                   NAME, AGE AND BUSINESS EXPERIENCE
                      IAN D. BAYER became President and Co-Chief Executive
[PICTURE OMMITTED]    Officer of the Company in July 1996 following the
                      combination with Hemlo Gold Mines Inc. and was named
                      President and Chief Executive Officer in February 1997. He serves on the Executive Committee. Prior to joining the Company, Mr. Bayer had served as Director and President and Chief Executive Officer of Hemlo Gold since July 1991.
                      Mr. Bayer became a director of the Company in July 1996 by being designated by Hemlo Gold in connection with the combination, and his present term expires in 1999 (Class
                      II). He is 57 years old.

                      CHARLES E. CHILDERS has served as Chairman of the Board,
                      President and Chief Executive Officer of Potash
                      Corporation of Saskatchewan, Inc. since 1990. From 1987
[PICTURE OMMITTED]    through 1990, Mr. Childers served as President and Chief
                      Executive Officer of that corporation. He became a director of the Company in 1993, and his present term expires in 1999 (Class II). Mr. Childers serves on the Company's Compensation and Stock Option Committee. He is
                      64 years old.

                      KARL E. ELERS is Chairman of the Board of the Company and
                      is a member of the Company's Executive Committee. Mr.
[PICTURE OMMITTED]    Elers retired from his executive officer position of
                      Chairman of the Board and Co-Chief Executive Officer at the end of February 1997, a position he assumed in July
                      1996. From April 1990 through July 1996, he was Chairman of the Board and Chief Executive Officer of the Company;
                      and from April 1988 until April 1990, he was President and Chief Operating Officer of the Company. Mr. Elers became a director in 1987, and his present term expires in 1999
                      (Class II). He is 58 years old.

                      E. COURTNEY PRATT has been President of Noranda Inc. since
                      1995. He was Executive Vice President from 1993 to 1995
[PICTURE OMMITTED]    and Senior Vice President of Human Resources and Strategic
                      Planning from 1989, when he joined Noranda. Prior to that, he was with Royal Trust and Touche Ross and Partners, Management Consultants. He is also a director of Noranda
                      Inc. and Norcen Energy Resources Ltd. Mr. Pratt became a director in March 1997, and his present term expires in 1999 (Class II). He is 50 years old.

DAVID W. KERR has served as Chairman of the Board and
Chief Executive Officer of Noranda Inc. since April 1995.
From August 1990 until April 1995, he was Chief Executive
Officer of Noranda. He also serves as Co-Chief Executive
Officer of The Edper Group Limited. Mr. Kerr became a     [PICTURE OMMITTED]
director of the Company in July 1996 by being designated by Hemlo Gold in connection with the combination, and his present term expires in 1998 (Class I). Mr. Kerr serves on the Company's Compensation and Stock Option Committee. Mr.
Kerr is also a director of Norcen Energy Resources Ltd.
and Brascan Ltd. He is 53 years old.

MARY MOGFORD is co-owner of Mogford Campbell Associates, a
business and financial consulting firm in Ontario. She was
formerly Ontario's Deputy Minister of Treasury and            [PICTURE OMMITTED]
Economics (Finance) and Deputy Minister of Natural
Resources. Ms. Mogford became a director in July 1996 by being designated by Hemlo Gold in connection with the combination, and her present term expires in 1998 (Class
I). Ms. Mogford serves on the Company's Compensation and
Stock Option Committee. She is 52 years old.

TED H. PATE was President and Chief Operating Officer of
the Company until his retirement in April 1988. Mr. Pate
became a director of the Company in 1985, and his present   [PICTURE OMMITTED]
term expires in 1998 (Class I). Mr. Pate serves on the Company's Finance and Audit Committee. He is 70 years of age.

WILLIAM A. WISE has served as Chairman of the Board,      [PICTURE OMMITTED]
President and Chief Executive Officer of El Paso Energy
Corporation (an integrated energy company) since January
1994. From April 1989 through January 1990, Mr. Wise was
President and Chief Operating Officer of El Paso. He became its Chief Executive Officer in January 1990. Mr.
Wise has been a director of the Company since 1994, and his present term expires in 1998 (Class I). Mr. Wise serves as Chairman of the Company's Compensation and Stock
Option Committee. He is 51 years old.

     DIRECTORS RESIGNING IN 1996 AND 1997 -- Jack R. Crosby, Rodney L. Gray and Kenneth R. Werneburg, who had served as directors for 11, 3 and 6 years, respectively, resigned from the Board of Directors in July 1996 in connection with the Company's combination with Hemlo Gold and the designation of six new directors to the Board by Hemlo Gold. Alex G. Balogh, who had served as a director for 8 months, resigned from the Board in March 1997, and Mr. Pratt was elected to fill the vacancy created by his resignation.

     BOARD ORGANIZATION AND COMMITTEES -- The Company's Executive Committee is composed of Messrs. Bourne (Chairman), Bayer and Elers. The Executive Committee may exercise the powers of the Board of Directors at times when the Board is not in session.

     The Finance and Audit Committee of the Board is composed of Messrs. McCutcheon (Chairman), Bumstead and Pate. The Finance and Audit Committee provides oversight of the Company's performance in fulfilling its responsibility to maintain an organization which is capable of conducting the financial business of the Company and to maintain an internal control environment necessary to conduct and properly report the Company's business. The Finance and Audit Committee also recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement and evaluates the independence of the accountants.

     The Compensation and Stock Option Committee is composed of Messrs. Wise (Chairman), Childers, Kerr and Mogford. The Compensation and Stock Option Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and other key employees.

     The members of the Finance and Audit Committee and the Compensation and Stock Option Committee of the Board of Directors are not employees of the Company.

     The Environmental Affairs and Ethics Committee of the Board of Directors of the Company is composed of Messrs. Bourne and Caspary. The Environmental Affairs and Ethics Committee oversees the Company's Code of Ethical Business Conduct and environmental and legal compliance programs.

     The Board of Directors does not have a standing nominating committee or other committee performing a similar function. Nominations are determined by the entire Board of Directors.

     During 1996, the Board of Directors held seven meetings. During 1996, the Finance and Audit Committee and the Compensation and Stock Option Committee each met on three occasions, and the Environmental Affairs and Ethics Committee met on one occasion. All directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and the committees on which they served.

     COMPENSATION OF DIRECTORS -- Each director, other than those who are regularly employed officers of the Company or its subsidiaries, receives a director's fee of $15,000 per annum and an additional fee of $750 per day for attendance at meetings of the Board or its committees. Directors are also reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. Pursuant to the terms of the Company's 1988 Deferred Income Stock Option Plan (the "DISOP"), a director may elect to receive a non-qualified stock option in lieu of up to 100 percent of the director's fee and per diem fees for attending Board or committee meetings. To participate, the director selects an option strike price at a discount from current market value of the Common Stock and receives options on a number of shares such that the aggregate discount is equal to the amount of fees forgone. Messrs. Pate and Wise participated in the DISOP in 1996, acquiring options to purchase 15,000 shares and 20,250 shares of Common Stock, respectively, at an exercise price of $9.85 per share. Under the Company's Nonqualified Stock Option Plan for Outside Directors, individuals who become nonemployee directors of the Company are automatically granted an initial option to purchase 5,000 shares of Common Stock on the date they become nonemployee directors. On the date of the annual meeting of each year following the grant of the initial option, each incumbent nonemployee director is granted an additional option to purchase 1,500 shares of Common Stock. Each option granted pursuant to the Nonqualified Stock Option Plan for Outside Directors has an exercise price per share equal to the market value of a share of Common Stock on the date the option is granted, and such options are not exercisable until one year from the date of grant. Nonemployee directors are not eligible to participate in any other benefit plan of the Company.

     The Chairman of the Board, Mr. Elers, retired as an executive officer of the Company on February 28, 1997 and entered into a Consulting Agreement with the Company. Pursuant to the agreement, Mr. Elers will consult with and advise the officers, directors and other representatives of the Company through the end of 1997, subject to such term being shortened or extended by mutual agreement. The Company will pay Mr. Elers $20,000 per month for his consulting services and will also reimburse expenses (including meals, lodging, transportation, automobile mileage, telephone and other out-of-pocket expenses) reasonably incurred in the performance of such services. Although he is eligible to receive the annual director's fee and per diem fees paid to non-employee directors, Mr. Elers has waived his right to such fees through the end of 1997.

     SECURITY OWNERSHIP -- Set forth in the table below is the total number of Shares of Common Stock and Exchangeable Shares beneficially owned as of March 24, 1997 by each of the Company's directors and nominees, each of the executive officers named in the Summary Compensation Table below (including those who have retired from the Company), holders of more than 5 percent of the Shares and all directors and executive officers as a group (including retirees). Except as otherwise indicated, all such Shares are owned directly, and the indicated owner has sole voting and investment power with respect to such Shares.

                                        NUMBER OF         PERCENTAGE OF
                NAME                     SHARES`          TOTAL SHARES`
-------------------------------------   ----------        --------------
Ian Atkinson.........................       48,846(1)         *
Ian D. Bayer.........................      129,598(2)         *
Douglas J. Bourne....................      146,040(3)         *
David L. Bumstead....................   65,247,526(4)(5)       28.4%
Delo H. Caspary......................       52,500(4)         *
Charles E. Childers..................       13,500(6)         *
Karl E. Elers........................      474,077(7)         *
David W. Kerr........................   65,249,006(5)(8)       28.4%
Joseph L. Mazur......................      201,758(9)         *
James W. McCutcheon..................        5,000(4)         *
Mary Mogford.........................        5,000(4)         *
R. Dennis O'Connell..................       57,855(10)        *
Robert J. Quinn......................      133,304(11)        *
Ted H. Pate..........................       79,646(12)        *
E. Courtney Pratt....................   65,242,526(5)          28.4%
Fred B. Reisbick.....................       93,688(13)        *
Kenneth R. Werneburg.................      320,713(14)        *
William A. Wise......................       47,750(4)         *
All directors and executive officers
  as a group (26 persons)............   67,279,234(15)         29.3%
Noranda Inc..........................   65,242,526(16)         28.4%

------------

 (`) Includes both Common Stock and Exchangeable Shares (which, through a voting trust, vote with the Common Stock and are convertible into Common Stock on a one-for-one basis).

 *  Less than 1%.

 (1) Includes 2,226 shares of Exchangeable Shares held indirectly through a savings plan and 46,620 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan.

 (2) Includes 3,351 shares of Exchangeable Shares held indirectly through a savings plan and 125,800 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a Hemlo Gold option plan.

 (3) Includes 750 shares of Common Stock jointly owned by Mr. Bourne and his wife, and 12,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (4) Direct holdings consist of shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (5) Includes 65,242,526 shares of Exchangeable Shares (or approximately 28% of the Shares) beneficially owned by Noranda Inc. Although the director is an executive officer, director or both of Noranda and may be deemed to be a beneficial owner of these Shares, the director disclaims such beneficial ownership.

 (6) Includes 11,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (7) Includes 388,111 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (8) Includes 5,000 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

 (9) Includes 161,922 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(10) Includes 47,900 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(11) Includes 126,327 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(12) Includes 73,500 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(13) Includes 84,272 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(14) Includes 278,300 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans.

(15) Includes 4,688 shares of Exchangeable Shares held indirectly through a savings plan, 1,325,316 shares of Common Stock issuable upon the exercise of stock options acquired under the Company's option plans, 313,760 shares of Common Stock or Exchangeable Shares issuable upon the exercise of stock options acquired under a former Hemlo Gold option plan and 65,242,526 Exchangeable Shares beneficially owned by Noranda. If the Shares owned by Noranda, as to which beneficial ownership is disclaimed, were excluded, then the total number of Shares owned by the group would be 2,036,708 (or 0.9% of the Shares).

(16) Consists of Exchangeable Shares. The address of the holder is BCE Place, 181 Bay Street, Suite 4100, Toronto, Ontario M5J 2T3. These shares are owned directly by Kerr Addison Mines Limited, which has filed a Schedule 13D with several other reporting persons: Noranda Inc. (its direct and indirect 100 percent parent), Brenda Mines Ltd., Brascan Limited, Hees International Bancorp Inc., The Edper Group Limited and Partners Limited. All of these entities have the address shown above, except for Kerr Addison Mines and Brenda Mines, whose address is One Adelaide Street East, Suite 2700, Toronto, Ontario, M5C 2Z6. The Exchangeable Shares vote through the Voting Agreement (whose Trustee is R-M Trust Company, 393 University Ave., 5th Floor, Toronto, Ontario M5G 2M7) covering the one share of Special Voting Stock, as described in the introduction to this Proxy Statement.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE -- The table set forth below contains information regarding compensation for services in all capacities to the Company for 1996, 1995 and 1994 of (i) the two individuals who served as the chief executive officer of the Company during 1996, (ii) the other four most highly compensated executive officers of the Company at December 31, 1996, and (iii) two additional individuals for whom disclosure would have been provided but for the fact that they were not serving as executive officers at year-end. The format and the information presented are as prescribed in rules of the Securities and Exchange Commission.

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM COMPENSATION
                                                                                   -----------------------------------
                                                                                           AWARDS             PAYOUTS
                                                     ANNUAL COMPENSATION           -----------------------   ---------
                                              ----------------------------------   RESTRICTED   SECURITIES     LTIP      ALL OTHER
         NAME AND PRINCIPAL                                         OTHER ANNUAL     STOCK      UNDERLYING    PAYOUTS   COMPENSATION
              POSITION                 YEAR    SALARY      BONUS    COMPENSATION     AWARDS      OPTIONS        (1)         (2)
-------------------------------------  ----   ---------  ---------  ------------   ----------   ----------   ---------  ------------
Karl E. Elers(3)                       1996   $ 365,031  $ 111,649     $--           --           315,000    $ 471,436   $   65,634
  Chairman of the                      1995     351,575    167,064     --            --            57,200      579,962       97,244
  Board and Co-Chief                   1994     332,858    180,030     --            --            53,700       --           36,167
  Executive Officer
Ian D. Bayer(4)                        1996     253,835    126,620     --            --           315,000       --           62,740
  President and Co-Chief               1995     194,210     46,610     --            --            74,000       --          --
  Executive Officer                    1994     157,031     45,048      1,373        --            44,400       --          --
Ian Atkinson(4)                        1996     146,618     48,573     --            --           152,000       --           33,605
  Senior Vice President --             1995      95,273     23,400      5,178        --            25,900       --          --
  Exploration                          1994      85,653     29,400      5,089        --            --           --           67,723
R. Dennis O'Connell(5)                 1996     200,819     50,055     --            --           152,000      188,574       31,930
  Executive Vice                       1995     175,111     66,583     --            --            24,500      232,552       30,160
  President -- Finance and             1994     165,401     72,012     --            --            23,400       --           21,172
  Chief Financial Officer
Robert J. Quinn(5)                     1996     161,122     39,449     --            --            99,000      167,892       22,933
  Vice President, General              1995     154,041     58,557     --            --            21,800      207,028       13,906
  Counsel and Secretary                1994     147,259     66,114     --            --            20,800       --           10,766
Fred B. Reisbick(5)                    1996     138,008     33,927     --            --            99,000      132,045       26,079
  Vice President --                    1995     128,456     48,843     --            --            18,000       62,392       14,059
  Exploration                          1994     118,218     48,913     --            --            16,400       --           12,884
Kenneth R. Werneburg(5)                1996     301,989     33,753     --            --            --          375,629    1,272,819
  Former President and                 1995     280,126    133,112     --            --            45,600      462,268       67,443
  Chief Operating Officer              1994     256,212    143,443     --            --            42,800       --           29,934
Joseph L. Mazur(5)                     1996     168,554     15,844     --            --            --          178,841      714,760
  Former Vice President --             1995     164,366     62,484     --            --            23,200      219,790       52,328
  Administration and                   1994     156,863     68,295     --            --            22,600       --           23,957
  Communications

------------

(1) Amounts represent the cash and market value of Common Stock distributed in respect of performance units granted under the Company's 1988 Long-Term Performance Unit Plan and 1994 Long-Term Incentive Plan for the three-year performance periods ended June 30, 1995 (1995 figures) and June 30, 1998 (1996 figures). The payments shown for 1995 were in the form of cash and stock and were paid half in 1995 and half in 1996. The payments shown for 1996 were the result of accelerated payments under change-in-control provisions. See " -- Change-in-Control Arrangements."

(2) The amounts shown for 1996 consist of (a) the Company's contributions (vested and unvested) under the Company's Savings Plan and a related contribution equalization plan of $2,254 and $34,088 for Mr. Elers; $2,383 and $0 for Mr. Bayer; $4,500 and $11,699 for Mr. O'Connell; $4,137 and $9,371 for Mr. Quinn; $4,500 and $5,540 for Mr. Reisbick; $4,500 and $24,711
    for Mr. Werneburg; and $4,500 and $9,790 for Mr. Mazur; (b) the benefit to the executive officer of the premiums paid by the Company during 1996 under the Company's split-dollar life insurance program of $13,871 for Mr. Elers, $16,979 for Mr. Bayer, $6,410 for Mr. Atkinson, $6,034 for Mr. O'Connell, $3,861 for Mr. Quinn, $7,063 for Mr. Reisbick, $10,642 for Mr. Werneburg, and $6,955 for Mr. Mazur; (c) the Company's payment of premiums on executive long-term disability insurance policies of $14,421 for Mr. Elers, $8,697 for Mr. O'Connell, $4,574 for Mr. Quinn, $7,976 for Mr. Reisbick, $518 for Mr. Werneburg and $11,649 for Mr. Mazur; (d) a relocation allowance of $43,379 for Mr. Atkinson; (e) payments of $1,000 to each of Messrs. Elers, O'Connell, Quinn and Reisbick in connection with a confirmation of the original intent of the change-in-control provisions in their severance agreements and (f) severance payments of $1,232,448 to Mr. Werneburg and $681,866 to Mr. Mazur. Whether Mr. Werneburg was entitled to receive the $1,232,488 paid to him under his severance agreement and included under this column, or any other compensation under his severance agreement, is currently the subject of litigation between the Company and Mr. Werneburg. Mr. Werneburg claims that he was entitled to receive the $1,232,488 that the Company has already paid as well as an additional payment of approximately $690,000 that the Company has not made. The Company disputes Mr. Werneburg's claims.

(3) Mr. Elers retired from his executive officer positions as Chairman of the Board and Co-Chief Executive Officer effective February 28, 1997. He continues to serve the Company as the Chairman of the Board of Directors.

(4) Dollar amounts for 1996 consist of a combination of U.S. and Canadian dollar amounts. The Canadian dollar components have been converted to the U.S. equivalent using the exchange rate on December 31, 1996 of US$1.00 = C$1.3706. Dollar amounts for 1995 and 1994 are represented in U.S. dollars using the exchange rates on December 31, 1995 and December 31, 1994 of US$1.00 = C$1.3645 and US$1.00 = C$1.4010, respectively. Securities Underlying Options include options awarded under a former Hemlo Gold stock option plan. These figures have been converted based on a 1.48 exchange ratio as if the options had been converted to Company options at the time of grant.

(5) Messrs. O'Connell and Quinn resigned and Mr. Reisbick retired from the Company in the first quarter of 1997. Messrs. Werneburg and Mazur retired from the Company in 1996.

     In addition to Mr. Atkinson, the other Senior Vice Presidents of the Company are currently Joseph J. Baylis, Senior Vice President -- Corporate Development and John A. Keyes, Senior Vice President -- Operations.

     OPTION GRANTS TABLE -- The following table shows, as to the executive officers named in the Summary Compensation Table, information regarding stock options granted pursuant to the Company's 1994 Long-Term Incentive Plan during 1996. All of such options have an exercise price at least equal to the market price on the date of grant. Messrs. Werneburg and Mazur were not granted any options in 1996.

                                                             INDIVIDUAL GRANTS
                                        -----------------------------------------------------------
                                                         PERCENT OF
                                         NUMBER OF         TOTAL
                                        SECURITIES        OPTIONS                                       GRANT DATE
                                        UNDERLYING       GRANTED TO      EXERCISE                        PRESENT
                                          OPTIONS       EMPLOYEES IN     PRICE PER       EXPIRATION       VALUE
                NAME                    GRANTED(1)          1996           SHARE            DATE           (2)
-------------------------------------   -----------     ------------     ---------       ----------     ----------
Karl E. Elers........................      79,000            7.98%        $  8.00          9/19/06       $ 362,057
                                          236,000           15.02           10.42          9/19/06         956,272
Ian D. Bayer.........................      79,000            7.98            8.00          9/19/06         362,057
                                          236,000           15.02           10.42          9/19/06         956,272
                                           37,000           25.77           11.61(3)        2/8/01         159,951(3)
Ian Atkinson.........................      43,000            4.34            8.00          9/19/06         197,069
                                          109,000            6.94           10.42          9/19/06         441,668
                                           14,800           10.31           11.61(3)        2/8/01          63,990(3)
R. Dennis O'Connell..................      43,000            4.34            8.00          9/19/06         197,069
                                          109,000            6.94           10.42          9/19/06         441,668
Robert J. Quinn......................      33,000            3.33            8.00          9/19/06         151,239
                                           66,000            4.24           10.42          9/19/06         267,432
Fred B. Reisbick.....................      33,000            3.33            8.00          9/19/06         151,239
                                           66,000            4.24           10.42          9/19/06         401,148
------------

(1) On September 19, 1996, officers and certain key employees received options to purchase a specified number of shares at $8.00 (the closing price of the Common Stock on September 19, 1996) and a specified number of shares at $10.42 (the average closing sales price for the three trading days preceding March 11, 1996). The $8.00 options vest on September 19, 1997. The $10.42 options vest on September 19, 2003, except that vesting will be accelerated in the case of the following: (1) if the closing sales price of the Common Stock reaches $15.625 for twenty consecutive business days, the options will become 50% exercisable, and (2) if the closing sales price of the Common Stock reaches $20.8334 for twenty consecutive business days, the options will become 100% exercisable. Under the terms of their stock option agreements, Messrs. O'Connell and Quinn's options will expire 90 days from the dates Mr. O'Connell resigned (January 31, 1997) and Mr. Quinn resigned (February 7, 1997).

(2) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The assumptions used under that model include a volatility of 36.8 percent based on one-year historical volatility of the Common Stock prior to the grant date, a risk-free rate of return of 7.0 percent based on the ten-year zero coupon treasury bond yield at the time of grant, a dividend yield of 0.6 percent based on the current dividend rate and an option term equal to the full ten-year stated option term. The estimated grant date value does not reflect any discount on account of vesting or forfeiture provisions or prohibitions on transfer.

(3) These options were granted for shares of Hemlo Gold and converted into options for Common Stock or Exchangeable Shares in connection with the combination. The exercise prices and grant date present values are shown in Canadian dollars because no conversion to U.S. dollars is made until exercise.

     AGGREGATE OPTION EXERCISES AND YEAR-END VALUE TABLE -- The table set forth below contains information with respect to (i) the unexercised options to purchase Common Stock (or in some cases Exchangeable Shares) granted in 1996 and prior years under the Company's 1994 Long-Term Incentive Plan, 1985 Stock Option Plan, 1988 Deferred Income Stock Option Plan and a Hemlo Gold stock option plan to the executive officers named in the Summary Compensation Table and held by them at December 31, 1996 and (ii) the aggregate number of shares acquired by such executive officers upon the exercise during 1996 of options to purchase Common Stock.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                        SHARES                     OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                       ACQUIRED                   DECEMBER 31, 1996           DECEMBER 31, 1996(1)
                                          ON       VALUE     ---------------------------   ---------------------------
                NAME                   EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------  --------   --------   -----------   -------------   -----------   -------------
Karl E. Elers........................        0     $     0     388,111        315,000       $   16,000        $ 0
Ian D. Bayer.........................   29,600      74,267     125,800        315,000           54,997          0
Ian Atkinson.........................        0           0      46,620        152,000           46,851          0
R. Dennis O'Connell..................   15,000      73,125     106,300        152,000                0          0
Robert J. Quinn......................   28,133      98,589     158,594         99,000                0          0
Fred B. Reisbick.....................        0           0      84,272         99,000            1,875          0
Kenneth R. Werneburg.................        0           0     278,300              0           14,500          0
Joseph L. Mazur......................   16,200      41,229     161,922              0            3,750          0

------------

(1) Based on the closing price of the Common Stock on the New York Stock Exchange Composite Tape on December 31, 1996 ($6.875).

     RETIREMENT PLAN AND SUPPLEMENTAL AGREEMENTS -- The Company maintains a non-contributory tax-qualified retirement plan generally available to U.S. salaried employees (the "Retirement Plan"). The Retirement Plan is a defined benefit plan under which employer contributions are actuarially determined each year and is administered by an Administrative Committee appointed by the Board of Directors. The amount of an employee's retirement benefit is based on final average compensation (as defined below) and is computed as follows: 1.1 percent of final average compensation for each year of service, plus 0.6 percent of final average compensation in excess of $10,000 per year for each year of service up to a maximum of 35 years.

     The following table shows the estimated annual retirement benefits under the Retirement Plan under the formula described above for eligible employees (including officers) who retire at age 65 (normal retirement age) and have the average compensation levels and years of service specified in the table. The amounts listed in the table are payable for the life of the employee and are not subject to any reduction for Social Security benefits or other offsetting amounts.

                                           PROJECTED RETIREMENT PLAN BENEFIT
                                               AT AGE 65 WITH SERVICE OF
 FINAL AVERAGE      -------------------------------------------------------------------------------
COMPENSATION(1)     15 YEARS(2)      20 YEARS(2)      25 YEARS(2)      30 YEARS(2)      35 YEARS(2)
---------------     -----------      -----------      -----------      -----------      -----------
  $   150,000        $   37,350       $   49,800       $   62,250       $   74,700       $   87,150
      175,000            43,725           58,300           72,875           87,450          102,025
      200,000            50,100           66,800           83,500          100,200          116,900
      225,000            56,475           75,300           94,125          112,950          131,755
      250,000            62,850           83,800          104,750          125,700          146,650
      300,000            75,600          100,800          126,000          151,200          176,400
      350,000            88,350          117,800          147,250          176,700          206,150
      400,000           101,100          134,800          168,500          202,200          235,900
      450,000           113,850          151,800          189,750          227,700          265,650
      500,000           126,600          168,800          211,000          253,200          295,400
      600,000           152,100          202,800          253,500          304,200          354,900
      700,000           177,600          236,800          296,000          355,200          414,400
      800,000           203,100          270,800          338,500          406,200          473,900
      900,000           228,600          304,800          381,000          457,200          533,400
    1,000,000           254,100          338,800          423,500          508,200          592,900

------------

(1) Final average compensation means the average of covered remuneration for the five consecutive years, out of the ten years immediately preceding retirement, in which the participant's covered remuneration was the highest. Covered compensation includes salary, bonus and most other compensation paid or deferred in the year (including performance unit payments under the Company's 1988 Long-Term Performance Unit Plan and 1994 Long-Term Incentive Plan but excluding amounts realized from restricted stock and stock options). However, Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code") limits the annual compensation taken into account for an employee under the Retirement Plan to $160,000 for 1997.

(2) Annual benefits under the Retirement Plan are limited to $125,000 for 1997 by Section 415 of the Code.

     The Company has established the Supplemental Executive Retirement Plan ("SERP") for all of the executive officers in the Summary Compensation Table (as well as Messrs. Baylis and Keyes). For all current executive officers who have not resigned or retired, the SERP provides the benefit the executive would have received under the qualified Retirement Plan in the absence of Code limits, less the amount of the participant's benefit under the qualified Retirement Plan.

     At December 31, 1996, Mr. Bayer had 30 years of credited service and Mr. Atkinson had 18 years of credited service. The SERP benefit for Mr. Bayer and Mr. Atkinson will be reduced by the benefit payable under BMC's supplemental retirement plan, such that the sum of the two benefits equal the SERP benefit. The other individuals named in the Summary Compensation Table will receive the following annual benefits under the Retirement Plan and SERP, respectively: Mr. Elers, $30,917 and $132,918; Mr. Reisbick, $52,890 and $29,959; Mr. Werneberg, $19,687 and $74,083; and Mr.
Mazur, $57,165 and $98,304. Mr. O'Connell and Mr. Quinn will receive SERP benefits under the prior SERP formula which provides for monthly payments for 15 years beginning at age 65. The annual Retirement Plan and SERP benefits, respectively, of $0 and $115,000 for Mr. O'Connell and $41,135 and $82,500 for Mr. Quinn, will begin December 1, 2001 for Mr. O'Connell and January 1, 2021 for Mr. Quinn.

     In early 1995, the Company established a split-dollar life insurance program covering certain executive officers including those named in the Summary Compensation Table. This program provides for life insurance coverage with a death benefit of $1,500,000 for each of Mr. Elers and Mr. Bayer, $1,250,000 for Mr. Werneburg and $750,000 each for Messrs. Atkinson, O'Connell, Quinn, Reisbick and Mazur, with the executive to pay the term insurance portion of the premium and the Company to pay the balance for as long as 10 years or until the executive reaches age 65. The Company retains the right to terminate premium payments under any executive officer's policy prior to the end of the specified period in case of termination of employment, or otherwise upon six months' notice. Upon death or other termination as to any executive officer, the Company will be refunded the aggregate amount of the premium payments made by it in respect of that officer's policy. Pursuant to change-in-control provisions under the split-dollar life insurance program, the Company will continue to make premium payments for each of Messrs. Elers, O'Connell, Quinn, Reisbick, Werneburg and Mazur until each reaches age 65.

     EMPLOYMENT AGREEMENTS -- The Company has employment agreements with Messrs. Bayer and Atkinson (as well as Messrs. Baylis and Keyes) under which the Company will pay the executive an amount of severance equal to the amount he would have been entitled to under Ontario law if before July 19, 1999 he is either terminated (other than for "cause") or resigns due to "good reason."

     CHANGE-IN-CONTROL ARRANGEMENTS -- The Company had severance agreements with each of Messrs. Elers, O'Connell, Quinn, Reisbick, Werneburg and Mazur which generally provided that, in the event employment terminated (under the terms set forth below) as a result of a change-in-control of the Company, each such executive officer would receive a cash payment equal to two times his annual compensation. Messrs. Bayer and Atkinson (as well as Messrs. Baylis and Keyes), as former Hemlo Gold officers, were not covered by these change-in-control severance agreements. The covered officers, under the agreements, would receive the payment as a result of involuntary termination within three years of the date of the change of control or voluntary termination during a 120-day period commencing 120 days following the date of the change of control. As a result of the termination of employment of all such covered officers in 1996 and the first quarter of 1997 following the combination with Hemlo Gold, the Company made payments under these agreements as follows: $1,547,619 for Mr. Elers, $762,161 for Mr. O'Connell, $610,006 for Mr. Quinn, $420,239 for Mr. Reisbick, $1,232,448 for Mr. Werneburg and $648,313 for Mr. Mazur. For a description of litigation between the Company and Mr. Werneburg concerning his severance agreement, see footnote 2 to the Summary Compensation Table. The agreements also provided for continuation of group life, medical and dental insurance benefits for a period of 30 months after termination on the same contributory basis (except with after-tax dollars) basis as such benefits are provided to active employees of the Company. In addition, the 1994 Long-Term Incentive Plan contained provisions whereby outstanding performance units became immediately payable at the target value of $1.00 per unit at the time of the change-in-control, resulting in payments in July 1996 to the covered executive officers as set forth for 1996 in the LTIP Payouts column in the Summary Compensation Table. Under the original intent of the 1994 Long-Term Incentive Plan and the severance agreements, as confirmed by Board resolutions in February 1997 and by an administrative interpretation issued by the Compensation and Stock Option Committee in February 1997, such LTIP payments are not considered part of annual compensation for purposes of computing any change-in-control severance benefits under any severance agreements with the Company's executive officers. Options granted to these officers under the Company's 1985 Stock Option Plan and 1994 Long-Term Incentive Plan also contained provisions for acceleration of vesting in the event of a change of control. Because all such options were vested on July 19, 1996, the date the Company and Hemlo Gold combined, no acceleration of vesting took place. These agreements and plans also contained provisions for tax gross-up payments, if applicable, designed to make the officers whole against any excise or other tax above the rate ordinarily applicable that is occasioned by the change-in-control payments, pursuant to the provisions of Sections 280G and 4999 of the Code or otherwise. No such tax gross-up payments were made. In addition, after the change-in-control, the Company will be required to continue making premium payments until the officer reaches age 65 under the split-dollar life insurance program described above. Further, under the SERP, such executive officers became fully vested and were credited with four additional years of benefit accrual. For further information regarding split-dollar and SERP benefits payable to covered officers as a result of the change-in-control, see " -- Retirement Plan and Supplemental Agreements" above. The definition of change-in-control in the foregoing agreements generally provided that such a change occurs if (i) a person or group becomes the beneficial owner of 30 percent or more of the Company's outstanding voting securities, (ii) a tender offer, merger or other business combination or a contested election results in a change in the composition of a majority of the Board of Directors, (iii) a merger or consolidation results in less than 70 percent of the outstanding voting securities of the surviving or resulting corporation being owned by former shareholders of the Company (other than parties to the merger or consolidation or their affiliates), (iv) a tender offer is consummated for 30 percent or more of the Company's outstanding voting securities or (v) the Company transfers all or substantially all of its assets to another corporation not a wholly-owned subsidiary of the Company.

     Messrs. Bayer and Atkinson (as well as Messrs. Baylis and Keyes) have agreements with the Company that provide that each such executive officer would receive certain severance benefits in the event of a future change-in-control of the Company. The Company is currently performing a comprehensive review of its change-in-control severance program and the change-in-control provisions expected to be contained in other agreements, plans and programs.

                 COMPENSATION AND STOCK OPTION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee") has furnished the following report on the Company's executive compensation program. The report describes the Committee's compensation policies applicable to the Company's executive officers and includes a discussion of the specific relationship of corporate performance to executive compensation for 1996. The report also discusses the Committee's bases for the Co-Chief Executive Officers' compensation for 1996 and corresponding criteria for such compensation.

     The Company combined with Hemlo Gold on July 19, 1996, pursuant to the terms and provisions of a combination agreement entered into between the parties on March 11, 1996 (the "Combination Agreement"). The effects of this combination on the Company's executive compensation program in 1996 were significant. Pursuant to the terms of the Combination Agreement, Co-Chief Executive Officers were appointed on July 19, 1996 -- Messrs. Elers (Chairman and Co-Chief Executive Officer) and Bayer (President and Co-Chief Executive Officer). Subsequent to Messrs. Elers and Bayer's appointments, Mr. Elers resigned as Co-Chief Executive Officer effective February 28, 1997 and became the Company's non-executive Chairman of the Board. On the same date, Mr. Bayer was appointed President and Chief Executive Officer for the Company. A new slate of other executive officers of the Company was also appointed on July 19, 1996 comprising selected officers from both the Company and Hemlo Gold. In addition, the make-up of the Committee changed on July 19, 1996, at which time Mr. Jack R. Crosby resigned from the Board of Directors and the Committee, and Mr. David W. Kerr and Ms. Mary Mogford were appointed to the Board of Directors and to the Committee. Following closing of the combination, Mr. William A. Wise, Chairman of the Committee, and Mr. Charles E. Childers remained on the Board of Directors and on the Committee. Both for practical reasons and pursuant to the terms of the Combination Agreement, significant executive compensation decisions were postponed until the Committee's September 19, 1996 meeting, at which time the newly-constituted Committee made base salary adjustments as well as approved stock option grants under the Company's 1994 Long-Term Incentive Plan.

I.  COMPENSATION POLICIES

     The objectives of the Company's executive compensation policies are to provide its executives with a competitive total compensation package and to link compensation to the achievement of the long-term business objectives of the newly-combined Company and the enhancement of stockholder value. The Committee also considers subjective factors in its evaluation of the performance of the Chief Executive Officer and senior executive officers, such as leadership, strategic vision and organization development efforts that result in strengthening efficiency, effectiveness and competitive advantage, which are considered critical to the achievement of long-term strategic objectives and the success of the Company.

     The Committee's focus on long-term objectives in setting the parameters of the Company's executive compensation program results from the long lead time factors inherent in the strategic decisions of an international precious metals company which produces primarily one commodity, gold. These long-term objectives include, among others, increasing reserves, annual production, stock price, and total return to shareholders, while maintaining low cash production costs.

     In determining compensation policy for the newly-combined Company, the Committee examined compensation policies of both the Company and Hemlo Gold. The Committee focused on the fact that the combined Company was a U.S. publicly traded company which was added to the Standard & Poors 500 Index as a result of the combination. The headquarters of the combined Company remained in Houston, Texas. It was noted that Messrs. Bayer and Atkinson (as well as Messrs. Baylis and Keyes) relocated from Hemlo Gold's headquarters in Toronto, Ontario to Houston. So, as a general proposition, the Committee examined compensation policy in light of current executive compensation practices for similarly-situated publicly traded companies in the United States.

II.  EXECUTIVE COMPENSATION COMPONENTS

     The Company's executive compensation program is composed of fixed and performance-based compensation. The fixed component is the executive officer's base salary, and the performance-based component is comprised of productivity bonuses, long-term performance awards and awards of restricted stock and stock options.

  BASE SALARY

     The Committee determines the annual base salary of the Chief Executive Officer and other senior executive officers based primarily on the basis of competitive salary rates for peer companies. With regard to senior executive officers' salaries other than the Chief Executive Officer, the Committee reviews comparative data concerning peer companies prepared by compensation consultants and, in making its determinations, takes into account the recommendations of the Chief Executive Officer. With regard to the Chief Executive Officer's salary, the Committee reviews similar survey information from compensation consultants as to peer group executives in comparable positions, but does not receive a recommendation from management. The comparative salary studies are performed both on the basis of the peer companies included in the gold peer index used in the five-year performance graph presented below and on the basis of companies included in published industry surveys. Base salary levels are generally targeted at the median level in relation to the peer group companies. Effective in August 1996, the Committee, after receiving advice and information from compensation consultants, approved a 3.2 percent increase in the base salary of Mr. Elers and a 80.3 percent increase in the base salary of Mr. Bayer, and increases ranging from 4.3 percent to 96.1 percent for other senior executive officers. The significant percentage increases in the base salary of Mr. Bayer and other former Hemlo Gold senior executive officers who were appointed as executive officers of the combined Company resulted primarily from the disparity of general compensation practices in Canada from those in the United States and from the enhanced status of the combined Company as a result of the combination. After giving effect to the 1996 salary increases, the Committee believes, based on advice from compensation consultants, that the base salaries of the Co-Chief Executive Officers and other senior executive officers were within the median range in relation to the peer group companies. The Committee generally considers and adjusts salary levels annually.

  PRODUCTIVITY BONUS

     Under the Company's Executive Productivity Bonus Plan, cash bonuses may be provided to employees, including executive officers. Target bonus amounts for the executive officers vary and range from 50 percent of base salary paid during a semi-annual performance period for the Chief Executive Officer to 40 percent of base salary for the senior executive officers. Based on advice from compensation consultants, the Company believes these targeted amounts are generally at the median level in relation to annual bonuses for the peer group companies referred to above. A bonus multiplier calculation is made in which the target bonus amounts are multiplied by a factor equal to the quotient obtained by dividing the Company's actual net cash flows from operating activities during the bonus period by the target net cash flows from operating activities based on the Company's currently approved budget. The Committee has discretion to adjust items in the multiplier analysis which it deems to be unusual or otherwise warrant special consideration in applying the analysis to the determination of bonuses. The bonus amounts resulting from multiplying the target bonus amounts by the quotient derived from the multiplier analysis are subject to a maximum of twice the target bonus amounts. The Committee has discretion whether or not to approve bonus payments, even if called for by the multiplier analysis.

     Based on the results of the Executive Productivity Bonus Plan cash flow multiplier analysis for the first half of 1996, the Committee determined to pay a bonus of approximately 47 percent of the level targeted for the first half. Based on the results of the analysis for the second half of 1996, the Committee determined to pay a bonus of approximately 75 percent of the level targeted for the second half of 1996. The aggregate 1996 bonuses for the Co-Chief Executive Officers and other named officers are shown in the Bonus column of the Summary Compensation Table. The Co-Chief Executive Officers' 1996 bonuses were determined by applying the cash flow multiplier analysis to each of their targeted bonus amounts on the same basis as the other officers. Because of the combination of the Company Plan with Hemlo Gold on July 19, 1996, Messrs. Bayer and Atkinson were eligible to receive a bonus under the Company's Executive Productivity Bonus Plan only for the second half of 1996. In addition, Messrs. Bayer and Atkinson were participants in Hemlo Gold's Annual Incentive Bonus Plan for 1996. Under the plan, cash bonuses may be provided to employees, including executive officers. The plan applied to executive, corporate and exploration staff and senior positions at mine and development sites. The plan is designed to encourage employees to strive for continuous improvement and innovation. An annual incentive is provided in addition to base salary to give employees an opportunity to earn an annual cash award based on the degree to which the employee meets his or her individual performance objectives and overall corporate performance for the year. The plan is designed to reward employees based on the above factors over which they and their co-workers have effective control. The size of the award depends primarily on individual performance in relation to an employee's objectives for the year and team performance in attaining corporate objectives. Target awards are established for each position at a competitive level. All targets and objectives are set at the beginning of each year. The Committee determined that the appropriate bonus amount to pay Messrs. Bayer and Atkinson and other senior executive officers of the Company who were former Hemlo Gold officers would be based on (i) 50 percent of what such officers would have received under the plan for all of 1996 plus (ii) the bonus for second half of 1996 generally payable to officers under the Company's Executive Productivity Bonus Plan. As a result of this determination, the aggregate 1996 bonuses for Messrs. Bayer and Atkinson under both the Company's Executive Productivity Bonus Plan and Hemlo Gold's Annual Incentive Plan are shown in the Bonus column of the Summary Compensation Table.

  LONG-TERM PERFORMANCE UNITS

     Long-term performance units may be granted under the 1994 Long-Term Incentive Plan in order to provide executive officers and key employees with incentives to achieve long-term objectives of the Company. The terms of the awards granted in 1994 provide for payment of a dollar value (not to exceed $1.50 per unit) if the Company achieves specified long-term objectives during the course of a three-year performance period. Payments, if any, are made following the conclusion of the performance period.

     Prior to the combination with Hemlo Gold, under the 1994 Long-Term Incentive Plan and a predecessor plan, units have been granted every two years (most recently in 1994), with the number of units granted to the Chief Executive Officer and the senior executive officers being determined by formula. Each of the then Chief Executive Officer and the then President has been granted a number of units which is equal to the dollar amount of 62.5 percent of his projected two-year salary. For senior executive officers, the number has been based on 50 percent of their projected two-year salary. These percentages have been evaluated by the Company's compensation consultants based on a competitive analysis of manufacturing and services companies and the percentages have been determined to be generally at the median level. This is a different group of companies from that utilized for base salary and productivity bonus as a result of limited data available for long-term incentive compensation plans of companies in the latter group.

     The Committee, in its sole discretion, selects performance measures designed to provide the Chief Executive Officer and senior executive officers incentives to achieve selected long-term objectives of the Company. These measures take the form of thresholds and targets and may include, among others, such factors as targeted increases in shareholders' equity, cash flow, return on equity, return on assets, share price, reserve and production growth, and cost of production. The Committee can also specify the achievement of a strategic corporate goal as a performance threshold. The Committee can select different performance measures for different performance periods and has discretion to adjust performance measures in any year during a performance period if, in the Committee's judgment, such performance measures have been affected by special factors (including material changes in accounting policies or practices, material acquisitions or disposition of property or other unusual items).

     At the end of a performance period, the performance measures are used to calculate a multiplier which, when multiplied by the number of performance units awarded to a participant at the beginning of the period, determines the dollar value of an award. The multiplier component is part of the plan design implemented with the assistance of the Company's compensation consultants. One-half of the dollar amount credited to the account of a participant is paid to the participant as soon as practicable after the end of that performance period, and the balance is paid one year later. Payments may be made in the form of cash, shares of Common Stock or Exchangeable Shares or a combination of cash and Shares, as determined by the Committee.

     On June 30, 1995, a three-year performance period ended under the predecessor of the current plan. The performance measure for the period, originally established in 1992, was consolidated cash flow return on net capital employed in relation to business plan targets. Based on this performance measure, the Committee authorized a payout value of $1.418 per unit to be paid 50 percent in stock and 50 percent in cash in two annual installments. The payout amounts for the performance period ending in 1995 are shown in the 1995 LTIP Payouts column of the Summary Compensation Table. Mr. Elers' payout amount was determined on the same basis as the other participants. Messrs. Bayer and Atkinson, as former Hemlo Gold executive officers, were not participants during the three-year-performance period ended June 30, 1995, and therefore received no payment thereunder.

     As a result of the combination of the Company with Hemlo Gold in July 1996, outstanding performance units granted in July 1994 under the 1994 Long-Term Incentive Plan became immediately payable at the target value of $1.00 per unit pursuant to certain change-in-control provisions. See "Change-In-Control Arrangements" above.

     In February 1997, the Committee, subject to receiving stockholder approval, amended and restated the Company's 1994 Long-Term Incentive Plan. The Committee approved granting units every three years instead of every two years. The Committee also approved a single performance factor for the three-year performance period. The new performance factor would involve comparing the Company's total shareholder return against a group of its peers over the performance period. The new performance criterion is further described under "Approval of Amended and Restated 1994 Long-Term Incentive Plan." The new performance period commenced January 1, 1997 and ends on December 31, 1999.

  RESTRICTED STOCK AWARDS

     The Committee periodically grants the Chief Executive Officer, senior executive officers and other key employees restricted stock awards under the 1994 Long-Term Incentive Plan. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of during a restricted period. The Committee determines the length of the restricted period. No grants of restricted stock were made to executive officers in 1996.

  STOCK OPTION AWARDS

     On September 19, 1996, the Committee authorized two sets of stock option grants to the Co-Chief Executive Officers, senior executive officers and other key employees under the 1994 Long-Term Incentive Plan. The first set of options was priced at the fair market value on the date of grant, and the options will vest on the first anniversary of the grant date. The second set of options was performance based stock options which would vest in one-half increments only in the event the Company's met certain performance criteria, but in no event later than seven years. These performance-based options have a strike price equal to the average closing sales price of the Company's common stock for the three trading days prior to the announcement by the Company of its proposed combination with Hemlo Gold. The performance-based pricing formula work as follows: subject to a minimum six-month vesting period, the performance options will become 50 percent exercisable if the Company's Common Stock reaches 150 percent of the strike price for 20 consecutive business days and 100 percent exercisable if the Company's Common Stock reaches 200 percent of the strike price for 20 consecutive business days. The number of shares for the first set of options was determined based on a target percentage of the executive's base salary at the date of grant and an estimated future value of the option. The target percentages were determined based on the same competitive analysis as base salary and productivity bonus and, based on advice from compensation consultants, were generally at the median level compared to the peer group companies.

     Based on advice and information received from compensation consultants, the number of performance-based stock options was developed relative to the Company's annual long-term incentive opportunity in such a way as to represent a significant one-time gain opportunity in the event certain stock price performance levels are achieved.

III.  POLICY WITH RESPECT TO THE $1 MILLION DEDUCTIBILITY LIMIT

     Provisions of the Code limit deductibility for federal income tax purposes of compensation in excess of $1 million for certain executive officers (those named in the Summary Compensation Table who are executive officers on the last day of the applicable tax year). Exemptions from the deductibility limit exist for certain performance-based compensation. Mr. Elers' compensation in 1996 that exceeded $1 million was deductible under the Code provisions; however, a portion of Mr. Werneburg's compensation was not. Mr. Werneburg's unusually high level of compensation in 1996 was primarily due to certain payments made to him in connection with the change-in-control resulting from the Company's combination with Hemlo Gold and his retirement from the Company. While the Company does not presently anticipate that the payment of compensation in the next few years will be in excess of that which is deductible (especially since stock option grants can be structured so as to qualify for the performance-based exclusion from the deductibility limit), the Committee has recommended to management that the performance criteria for the granting of performance units under the Company's 1994 Long-Term Incentive Plan beginning for grants in 1997 be structured so as to be exempt from the deductibility limit under the provisions of the Code. (See "Approval of Amendments to and Restatement of the Company's 1994 Long-Term Incentive Plan.") Awards under the Company's current Productivity Bonus Plan do not qualify for the performance-based exclusion. The Committee intends to monitor the applicability of the deductibility limit provisions on an ongoing basis.

IV.  SUMMARY

     The Committee believes, after receiving advice and information from compensation consultants, that the Company's executive compensation program is competitive with compensation programs of similarly situated companies and provides the Company's Chief Executive Officer and senior executive officers with the appropriate incentives to achieve the Company's long-term goals.

                                         COMPENSATION AND STOCK OPTION COMMITTEE

                                         William A. Wise (Chairman)
                                         Charles E. Childers
                                         David W. Kerr
                                         Mary Mogford

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. McCutcheon is Counsel to the law firm of McCarthy Tetrault in Toronto, Ontario. His law firm was retained by Hemlo Gold in connection with the combination with the Company, and the firm continues to perform legal services for BMC.

     John A. Keyes, the Company's Senior Vice President -- Operations, received an interest-free loan on his principal residence from Hemlo Gold in November 1995. The largest amount outstanding under the loan during 1996 was $113,819, and as of March 14, 1997, $103,458 was outstanding.

     Noranda Inc. beneficially owned approximately 44 percent of Hemlo Gold's outstanding common stock prior to the consummation of the combination with the Company in July 1996. As a result of the combination, Noranda became the Company's largest stockholder. As of March 14, 1997, Noranda owned 65,242,526 Exchangeable Shares, or approximately 28.4 percent of the aggregate outstanding Shares of Common Stock and Exchangeable Shares.

     In connection with the combination, the Company agreed to provide Noranda and Kerr Addison Mines Limited with registration rights under U.S. law and secondary cooperation rights under Canadian law with respect to its Exchangeable Shares and the Common Stock issuable in exchange therefor. These rights include up to five "demand" and an unlimited number of "piggyback" registrations. Noranda pays all of its underwriting discounts and commissions and fees of separate legal counsel. The Company pays all other expenses for the first demand registration and for any piggyback registrations that are not completed, with Noranda paying its pro rata share of expenses in other cases.

     Noranda processes certain of the ore from the Company's Silidor mine in Quebec for which charges paid by the Company amounted to approximately $700,000 in 1996. Noranda provides the Company with certain technical, data processing and research services for which charges paid by the Company amounted to approximately $600,000 in 1996.

     Pursuant to a Marketing Services Agreement, Noranda acted as sales agent until April 1, 1996 in selling refined gold bullion, arranging hedging transactions and generally assisting in other marketing services. The Company paid Noranda fees of approximately $40,000 under this agreement in 1996.

     The Company holds investments in affiliated companies of Noranda that at December 31, 1996 were carried on the Company's books at their cost of $11.8 million. The Company received dividends on these investments in the aggregate amount of $700,000 in 1996.

     Until withdrawing in December 1996, the Company participated in a short-term investment pool with Noranda and other affiliated companies of Noranda. The pool was operated to provide participating companies with the opportunity to invest or borrow funds on a short-term demand basis, with interest and charges at market rates. Net interest received from the investment pool amounted to $700,000 in 1996. The Company had no amounts on deposit with or borrowings from the investment pool at December 31, 1996.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The line graph set forth below represents a comparison of the yearly percentage change in the cumulative total stockowner return on the Common Stock with (i) the cumulative total return of the S&P 500 Index, (ii) the Company's former gold peer index (which includes Amax Gold Inc., Echo

Bay Mines Ltd., Homestake Mining Company, Lac Minerals Ltd. (through December 31, 1993) and Pegasus Gold, Inc.) and (iii) a new gold peer index that the Company began using in 1997. As a result of the combination with Hemlo Gold, which significantly increased the size of the Company, the Company believes it is now appropriate to compare its performance with that of a new peer group:
Barrick Gold Corporation, Newmont Mining, Placer Dome Inc., Echo Bay Mines Ltd., Santa Fe Pacific Gold Corporation and Homestake Mining. The line graph is based on the assumption that the value of the investment in Common Stock, the S&P 500 Index and the gold peer indices was $100 on December 31, 1991, and that all dividends were reinvested. The component companies in the peer group indices are weighted according to their respective market capitalizations at the end of each year. Lac Minerals Ltd. was dropped from the return calculation of the former peer group as of January 1, 1994 as a result of its being acquired during 1994, and the then market value attributable to it was assumed to be reinvested in the other four companies in such index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          BATTLE MOUNTAIN GOLD, S&P 500 INDEX, FORMER GOLD PEER INDEX,
                            AND NEW GOLD PEER INDEX

                  Assumes $100 Invested on December 31, 1991.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                         1991       1992       1993       1994       1995       1996
                                       ---------  ---------  ---------  ---------  ---------  ---------
BMG..................................  $     100  $   66.12  $  131.50  $  143.54  $  111.52  $   90.66
S&P 500..............................        100     107.60     118.40     120.00     165.00     202.70
Former Peer Group....................        100      71.57     131.68     127.95     125.44     115.22
New Peer Group.......................        100      91.17     164.17     145.47     151.60     141.24

APPROVAL OF AMENDMENT TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION

     The Company's Restated Articles of Incorporation (the "Articles") currently provide for the classification of the Board of Directors into three classes having staggered terms of three years each. The Board believes that it is in the best interests of the Company and its stockholders to phase out the classified Board and to permit the stockholders to elect all directors annually. The Board believes that this will give stockholders the opportunity to review the performance of the entire Board of Directors on a year-to-year basis.

     In order to phase out the Board's classification into three classes, the Board has adopted a resolution proposing to amend the Company's Articles. The proposed amendment provides that the Board will continue to be divided into classes until the annual meeting of stockholders to be held in 1999. Directors serving in Class III to be elected at the annual meeting covered by this Proxy Statement (Messrs. Bourne, Bumstead, Caspary and McCutcheon), as well as those serving in Class I, last elected at the 1995 annual meeting or subsequently appointed to serve in the class (Mr. Kerr,

Ms. Mogford and Messrs. Pate and Wise), will serve for a term ending on the annual meeting to be held in 1998. The Directors serving in Class II, last elected at the 1996 annual meeting or subsequently appointed to serve in the class (Messrs. Bayer, Childers, Elers and Pratt), will serve for a term ending on the annual meeting to be held in 1999. Each director elected at the 1998 and 1999 annual meetings will be elected for a one year term. Should the Board, pursuant to its powers under the Articles, fill any vacancies that occur on the Board (either as the result of an increase in the number of directors or due to death, resignation, disqualification, removal or otherwise) prior to the 1999 annual meeting, the director appointed to such vacancy shall serve in the class and for the term to which he is appointed. Beginning with the 1999 annual meeting, the classification of the Board will cease.

     The amendment to be considered by the stockholders in connection with this proposal is attached to this Proxy Statement as Appendix A. Approval of this proposal requires the affirmative vote of both (i) at least 80% of the voting power of the voting stock of the Company (which means a favorable vote is required of at least 183,740,541 Shares out of the 229,695,676 total outstanding Shares eligible to vote) and (ii) the holders of at least a majority of the voting power of the voting stock of the Company exclusive of all the voting stock of the Company beneficially owned, directly or indirectly, by any corporation, person or entity that is the beneficial owner of 5% or more of the outstanding shares of any class or series of voting stock of the Company, which exclusion applies only to Noranda Inc. and the 65,242,526 votes it is entitled to cast (which means a favorable vote is required of at least 82,216,576 Shares out of 164,433,150 Shares eligible to vote under this requirement). Abstentions, broker non-votes, and Shares for which neither the Trustee (with respect to Exchangeable Shares) nor the Company (with respect to the Common Stock) receive voting instructions will have the same effect as a vote against this proposal. If this proposal is not approved, then the directors will continue to serve in the classes and for the terms described above under "Election of Four Directors and Director Compensation." If this proposal is approved, the Company intends to file the necessary documents with the Secretary of State of the State of Nevada promptly after the annual meeting, and the amendment to the Articles will become effective upon such filing.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

APPROVAL OF AMENDMENTS TO AND RESTATEMENT OF THE AMENDED AND RESTATED 1994
  LONG-TERM INCENTIVE PLAN

     The Board of Directors through its Compensation and Stock Option Committee (the "Committee" as used in this section) has adopted amendments to and a restatement of the Company's Amended and Restated 1994 Long-Term Incentive Plan (the "Original Plan") and is submitting such amended and restated plan (the "Restated Plan") to the stockholders for approval. The Restated Plan is attached to this Proxy Statement as Appendix B. Approval of this proposal requires the affirmative vote of a majority of the Shares presented in person or by proxy and casting votes on the proposal at the annual meeting. Broker non-votes and abstentions will have no effect on the outcome of this proposal. If approved by stockholders, the Restated Plan will be effective as of January 1, 1997.

     The Original Plan was adopted in 1994 and approved by the Company's stockholders at the annual meeting held in 1994. In connection with the combination with Hemlo Gold in July 1996, the Company amended and restated the Original Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 4,000,000 to 10,000,000 and to provide that stock options and other stock awards thereunder could include awards relating to Exchangeable Shares as well as Common Stock. The Company's stockholders approved the amended and restated plan at the annual meeting held in 1996.

     In order to retain the flexibility to design incentives for officers and key employees to achieve long-term objectives of the Company, the Committee has adopted the Restated Plan. The principal changes contained in the Restated Plan are designed to (i) allow certain awards to continue to be deductible to the Company by meeting the requirements of qualified performance-based compensation under Section 162(m) of the Code, (ii) eliminate previously permitted tax gross-up payments relating to excise taxes pursuant to the parachute tax provisions of Section 4999 of the Code, (iii) allow the Committee to reduce awards to avoid payments that are not deductible to the Company under Section 280G of the Code or are subject to an excise tax under Section 4999 of the Code and (iv) clarify the creditor status of participants under the Restated Plan.

     See the "Compensation and Stock Option Committee Report on Executive Compensation" above for a description of awards that have been made previously under the Original Plan, as well as awards made effective January 1, 1997 that are conditioned on the approval of the Restated Plan by stockholders.

     A summary of the proposed changes is set forth below, followed by a summary description of the entire Restated Plan. Such summaries are qualified in their entirety by reference to the full text of the Restated Plan attached as Appendix B.

SUMMARY OF CHANGES

     SECTION 162(M) -- The Original Plan was not specifically designed to meet the requirements of Section 162(m). The section generally disallows a tax deduction by the Company for certain compensation over $1 million paid, or otherwise taxable, to executive officers named in the Summary Compensation Table and employed by the Company at the end of the applicable year. However, Section 162(m) does not subject qualifying "performance-based compensation" to the deduction limit if certain requirements are met.

     The Original Plan met these requirements for the granting of stock options or stock appreciation rights by requiring an exercise price no lower than the grant date market price of the underlying stock and limiting the number of shares of underlying stock that may be granted to any participant during any three-year period to no more than 12.5 percent of the aggregate number of shares of Common Stock and Exchangeable Shares reserved for issuance under the plan. For a performance unit award to qualify as performance based-compensation, additional provisions are now included in the Restated Plan to (i) provide that such award is payable on the attainment of objective performance goals established and administered by the Committee, (ii) provide that the Committee must certify in writing prior to payment of the award that the performance goals have been met and (iii) specify the class of persons eligible, the maximum amount payable to any individual and the performance criteria to be used by the Committee in establishing the specific performance goals.

     The Restated Plan reflects a change to provide that the class of eligible employees is comprised of all officers, along with other employees who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company.

     In addition to the maximum amounts described above that can be awarded to any participant in the form of stock options and stock appreciation rights, the Restated Plan reflects a change to provide that for the specified performance unit award, the maximum amount payable to any individual for the first performance period (as described below) is for the Chief Executive Officer, $1,100,000; for any other officers, $500,000 and for other key employees, $355,000.

     The Restated Plan has been amended to provide that the performance criteria to be used by the Committee shall be based on comparisons of total shareholder return where the total shareholder return on the Common Stock is ranked against that of the common stock of the peer group companies named under "Stockholder Return Performance Presentation" above. The total shareholder return is measured over a January 1, 1997 - December 31, 1999 performance period and a January 1, 2000 - December 31, 2002 performance period. In ranking total shareholder return, $100 is assumed to be invested at the average stock price on the principal national securities exchange in the U.S. for the first 10 days of the performance period, all dividends are assumed to be reinvested, and ending shares are valued at such average stock price for the last 10 days of the performance period. If any of the peer group companies ceases to have common stock traded on a national securities exchange in the U.S., the following companies will replace such company in the order listed: TVX Gold, Amax Gold and Pegasus Gold. If a replacement company is utilized, its total shareholder return will be calculated for the full performance period, and that of the replaced company will not be utilized for any portion of the period.

     The Restated Plan also reflects a change to require that the committee of the Board of Directors that administers the Restated Plan be composed solely of two or more outside directors and be constituted to permit the Plan to comply with both the requirements of Treasury Regulation 1.162-27(e)(3) (which implements Section 162(m) of the Code and requires each member of the Committee to be an "outside director" as defined in the regulation) and Rule 16b-3 (which requires each member to be a "Non-Employee Director" as defined therein). The Company believes that the Compensation and Stock Option Committee as currently constituted fulfills these requirements.

     ELIMINATION OF TAX GROSS-UP PROVISIONS -- The Restated Plan reflects a change to eliminate the Original Plan's provision that allowed awards to provide for a tax gross-up payment to a participant if a change in control of the Company results in the participant owing an excise tax or other tax above the rate ordinarily applicable pursuant to the parachute tax provisions of Section 4999 of the Code or otherwise.

     COMMITTEE DISCRETION TO REDUCE AWARDS -- The Restated Plan also reflects a change to grant the Committee additional discretion to structure awards so that they are reduced if necessary to eliminate characterization as "parachute payments" that are subject to an excise tax under Section 4999 of the Code and are not deductible to the Company under Section 280G of the Code.

     Both of these changes relating to the tax effects of parachute payments are intended to give the Committee the flexibility to design awards that are the most tax-effective to the Company.

     CLARIFICATION OF CREDITOR STATUS OF PARTICIPANTS -- In order to clarify the creditor status of participants in the Restated Plan (which is an "unfunded plan" under Section 451 of the Code), certain model language promulgated by the IRS has been substituted for language with substantially the same meaning in the Original Plan. Participants have the status of general unsecured creditors of the Company and the Restated Plan constitutes a mere promise by the Company to make payments in the future.

SUMMARY OF THE RESTATED PLAN

     In addition to the provisions already summarized above, the Restated Plan contains the following material provisions.

     GENERAL -- The aggregate number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the Restated Plan will not exceed 10,000,000, of which not more than 2,500,000 shares of Common Stock or Exchangeable Shares are available for awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than fair market value on the date of grant. Shares of Common Stock and Exchangeable Shares will count against the foregoing 10,000,000 and 2,500,000 share limits on an equal basis. The number of shares of Common Stock or Exchangeable Shares that may be awarded pursuant to the Restated Plan is subject to adjustment upon the occurrence of certain events.

     The Restated Plan is administered by the Committee, which has authority (i) to select employees to receive awards, (ii) to determine the timing, form, vesting, amount or value and term of awards, and the conditions and limitations, if any, subject to which awards will be made and become payable and (iii) to interpret the Restated Plan and adopt rules, regulations and guidelines for carrying out the Restated Plan. The Committee may delegate certain of its duties under the Restated Plan to senior officers of the Company.

     The Restated Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights and stock and cash awards, which include performance unit awards discussed in more detail above. Stock options may be incentive stock options that comply with Section 422 of the Code.

     Payment of awards may be made in cash, Common Stock, Exchangeable Shares or combinations thereof, as determined by the Committee.

     The Board of Directors may amend, modify, suspend or terminate the Restated Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights under any award previously granted will be made without the award holder's consent and (ii) no amendment or alteration will be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any award then outstanding (unless the holder of such award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     TAX TREATMENT -- The holder of a nonqualified stock option will recognize no taxable income as a result of the grant of a stock option or stock appreciation right. Upon the exercise of the stock option or stock appreciation right, however, the holder of a nonqualified stock option or stock appreciation right will recognize taxable ordinary income in an amount equal to the difference between the fair market value of the shares of Common Stock or Exchangeable Shares on the date of exercise and the exercise or purchase price (or in the case of relinquishment in an amount equal to the sum of the cash received and the fair market value of the shares of Common Stock or Exchangeable Shares or award received determined on the date of exercise) and, correspondingly, the Company will be entitled to an income tax deduction for such amount.

     Upon the exercise of an incentive stock option, the stock option holder generally will not recognize taxable income by reason of the exercise, and the Company normally will not be entitled to any income tax deduction. If the stock option holder disposes of the shares acquired upon the exercise of an incentive stock option after satisfaction of certain minimum holding periods any gain realized will be capital gain. Gain attributable to post-exercise appreciation of stock acquired upon the exercise of nonqualified or incentive stock option will be capital gain if the stock option holder has held the shares as a capital asset and for more than one year. If a stock option holder disposes of the shares acquired upon the exercise of an incentive stock option within the minimum holding periods, the stock option holder would recognize ordinary income, and the Company would be entitled to a commensurate income tax deduction (except with respect to post-exercise appreciation).

     A participant under the Restated Plan who has been granted an award of restricted shares of Common Stock or Exchangeable Shares will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares of Common Stock or Exchangeable Shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction. Dividends paid to the participant during the restriction period will also be compensation income to the participant and deductible as such by the Company. The holder of a restricted stock award may elect to be taxed at the time for grant of the restricted stock award on the market value of the shares of Common Stock or Exchangeable Shares, in which case (i) the Company will be entitled to a deduction at the same time and in the same amount, (ii) dividends paid to the participant during the restriction period will be taxable as dividends to him and not deductible by the Company, and (iii) there will be no further federal income tax consequences when the restrictions lapse.

     NEW PLAN BENEFITS -- The allocation of future awards under the Restated Plan is not currently determinable as such allocation is dependent upon future decisions to be made by the Committee in its sole discretion, subject to the applicable provisions of the Restated Plan. In February 1997, the Committee made certain awards of performance units conditioned on the approval of the Restated Plan by stockholders that are effective as of January 1, 1997. Messrs. Werneburg and Mazur had retired and Messrs. O'Connell, Quinn and Reisbick had announced their pending retirements from the Company prior to the awards. Mr. Elers retired subsequent to the awards, resulting in the forfeiture of his performance units. No directors who were not executive officers received any awards.

                               NEW PLAN BENEFITS
               AMENDED AND RESTATED 1994 LONG-TERM INCENTIVE PLAN

                                           DOLLAR
          NAME AND POSITION               VALUE(1)       NUMBER OF UNITS
-------------------------------------   -------------    ----------------
Karl E. Elers(2).....................      $--                    725,800
Ian D. Bayer.........................       --                    682,900
Ian Atkinson.........................       --                    327,800
Executive Officer Group..............       --                  3,274,000
Non-Executive Officer Employee
Group................................       --                  1,850,700

------------
(1) Not determinable until the end of the performance period on December 31, 1999. The maximum amount payable to each individual based on his office with the Company is set forth above under " -- Summary of Changes -- Section 162(m)."

(2) Mr. Elers subsequently retired, resulting in the forfeiture of these performance units.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Finance and Audit Committee of the Board of Directors has approved and recommends the appointment of Price Waterhouse LLP as independent public accountants to conduct an audit of the Company's financial statements for the fiscal year ending December 31, 1997. Ratification of the appointment of the accountants is being sought in order to give stockholders the opportunity to express their opinion on the matter. Ratification will require the affirmative vote of the holders of a majority of the votes cast. Accordingly, abstentions and broker non-votes will have no effect on the determination of the outcome of the vote. Should ratification not be obtained, the Board of Directors would expect to reconsider the appointment.

     Members of Price Waterhouse LLP are expected to attend the meeting and, if present, be available to answer appropriate questions which may be asked by stockholders. Such members will also have an opportunity to make statements at the meeting if they desire to do so.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 submitted to the Company during and with respect to 1996 and written representations from certain reporting persons that no Forms 5 were required from such persons, the Company believes that all of the directors and officers of the Company have timely filed their respective Forms 3, 4 or 5 required by Section 16(a) of the Securities Exchange Act during 1996 or prior years.

OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority includes matters which the Board of Directors does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the Securities and Exchange Commission.

STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Company's 1997 annual meeting, and otherwise eligible, must be received by the Company (at the address indicated in the accompanying notice) no later than November 28, 1997 to be included in the Company's proxy material and form of proxy relating to that meeting.

                                         By Order of the Board of Directors

                                         Ian D. Bayer
                                         President and Chief Executive Officer

March 28, 1997

                                                                      APPENDIX A

            PROPOSED AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
                         OF BATTLE MOUNTAIN GOLD COMPANY

     Article FIFTH, Section 2 of the Restated Articles of Incorporation of Battle Mountain Gold Company shall be amended to read in its entirety as follows:

          "2. ORGANIZATION OF THE BOARD OF DIRECTORS. (a) The number of Directors that shall constitute the whole Board of Directors of the Corporation shall not be fewer than three nor more that twelve as specified from time to time in, or pursuant to, the Bylaws of the Corporation, except in the case of any increase in the number of Directors by reason of any provision entitling the holders of any one or more series of Preferred Stock, voting as a class, to elect additional Directors in specified circumstances.

          (b) Prior to the annual meeting of stockholders to be held in 1999, the Board of Directors is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of Directors as possible. The Class I Directors and the Class III Directors shall serve for a term ending on the annual meeting to be held in 1998, at which time their successors shall be elected for a term expiring at the annual meeting next ensuing. The Class II directors shall serve for a term ending on the annual meeting to be held in 1999, at which time their successors shall be elected for a term expiring at the annual meeting next ensuing.

          (c) Beginning with the annual meeting of stockholders to be held in 1999, the Board of Directors shall not be divided into classes, and each Director elected at each annual meeting of stockholders shall be elected to hold office for a term expiring at the annual meeting next ensuing.

          (d) The foregoing notwithstanding, each Director shall serve until his successor shall have been duly elected and qualified unless he shall resign, become disqualified, disabled or shall otherwise be removed."

                                                                      APPENDIX B

                              AMENDED AND RESTATED
                         1994 LONG-TERM INCENTIVE PLAN
                                       OF
                          BATTLE MOUNTAIN GOLD COMPANY

     1. OBJECTIVES. The 1994 Long-Term Incentive Plan (the "Plan") of Battle Mountain Gold Company, a Nevada corporation (the "Company"), as amended and restated as of January 1, 1997, is designed to retain key executives and reward them for making major contributions to the success of the Company and its Subsidiaries (as hereinafter defined). These objectives are to be accomplished by making awards under the Plan and thereby providing Participants (as hereinafter defined) with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

     2. DEFINITIONS. As used herein, the terms set forth below shall have the following respective meanings:

          "Award" means the grant of any form of stock option, stock appreciation right, stock award or cash award, whether granted singly, in combination or in tandem, to a Participant pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

          "Award Agreement" means a written agreement between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award.

          "Board" means the Board of Directors of the Company.

          "BMC" means Battle Mountain Canada Ltd., an Ontario corporation.

          "BMC Shares" means the Exchangeable Shares of BMC.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means such committee of the Board as is designated by the Board to administer the Plan. The Committee shall be comprised solely of two or more outside directors and shall be constituted to permit the Plan to comply with the requirements of Treasury Regulation 1.162-27(e)(3) and Rule 16b-3.

          "Common Stock" means the Common Stock, par value $0.10 per share, of the Company.

          "Director" means an individual serving as a member of the Board.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Fair Market Value" of the Common Stock means, as of a particular date, (i) if the shares of Common Stock are listed on a national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal such national securities exchange in the United States on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, (ii) if the shares of Common Stock are not so listed but are quoted in the NASDAQ National Market System, the closing sales price per share of Common Stock on the NASDAQ National Market System on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such sale was so reported or (iii) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by NASDAQ, or, if not reported by NASDAQ, by the National Quotation Bureau, Inc.

          "Fair Market Value" of the BMC Shares means, as of a particular date,
     (i) if the BMC Shares are listed on the Toronto Stock Exchange or, if not then listed on the Toronto Stock Exchange, on any other recognized stock exchange in Canada, the closing sales price per share on the principal such exchange as of such date, or if there shall have been no sale as reported on that date, on the last preceding date on which a sale was so reported,
     (ii) if the BMC Shares are not so listed but are quoted on an over-the-counter market, the closing sales price per share of BMC Shares on such market on that date, or, if there shall have been no such sale reported on that date, on the last preceding date on which such a sale was so reported or (iii) if the BMC Shares are not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by The Canadian Dealing Network.

          "Participant" means an employee of the Company or any of its Subsidiaries to whom an Award has been made under this Plan.

          "Performance Unit Award" means the performance unit award described in paragraph 7(b)(ii) and (iii).

          "Restricted Officers" means the Chief Executive Officer of the Company and the four highest compensated officers (other than the Chief Executive Officer) as defined in Treasury Regulation 1.162-27(c)(2).

          "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act, or any successor rule.

          "Subsidiary" means any corporation of which the Company directly or indirectly owns shares representing more than 50% of the voting power of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation.

     3. ELIGIBILITY. Employees of the Company and its Subsidiaries eligible for an Award under this Plan are all officers, along with other employees who hold positions of responsibility and whose performance, in the judgement of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.

     4. COMMON STOCK AVAILABLE FOR AWARDS. There shall be available for Awards granted wholly or partly in Common Stock or BMC Shares (including rights or options which may be exercised for or settled in Common Stock or BMC Shares) during the term of this Plan an aggregate of 10,000,000 shares of Common Stock or BMC Shares. Notwithstanding the foregoing, not more than an aggregate of 2,500,000 shares of Common Stock or BMC Shares shall be available for Awards other than stock options and stock appreciation rights granted at an exercise or strike price not less than the Fair Market Value on the date of grant. Shares of Common Stock or BMC Shares shall count against the foregoing 10,000,000 share and 2,500,000 share limits on an equal basis. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file required documents with governmental authorities and stock exchanges and transaction reporting systems to make shares of Common Stock or BMC Shares available for issuance pursuant to Awards. Common Stock or BMC Shares related to Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of Stock or in a manner such that all or some of the shares covered by an Award are not issued to a Participant, or are exchanged for Awards that do not involve Common Stock or BMC Shares, shall immediately become available for Awards hereunder. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate under Rule 16b-3.

     5. ADMINISTRATION. This Plan shall be administered by the Committee, which shall have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee shall exercise its powers in the best interests of the Company and in keeping with the objectives of the Plan. Unless otherwise provided in an Award Agreement with respect to a particular award, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner this is either (i) not adverse to the Participant holding such Award or (ii) consented to by such Participant. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to carry it into effect. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. No member of the Committee or officer of the Company to whom it has delegated authority in accordance with the provision of paragraph 6 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.

     6. DELEGATION OF AUTHORITY. The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish, except that the Committee may not delegate to any person the authority to grant Awards to, or take other action with respect to, Participants who are subject to Section 16 of the Exchange Act.

     7. AWARDS. The Committee shall determine the type or types of Awards to be made to each Participant under this Plan. Each Award made hereunder shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion and shall be signed by the Participant and by the Chief Executive Officer, the Chief Operating Officer, a Senior Vice President, or any Vice President of the Company for and on behalf of the Company. Awards may consist of those listed in this paragraph 7 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other employee plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. Any Award may provide of the granting or issuance of additional, replacement or alternative Awards upon the occurrence of specified events, including the exercise of the original Award. An Award may provide for acceleration of vesting or any payment made to a Participant under this Plan in the event of a change of control of the Company, and for reduction as necessary to eliminate a parachute payment which is not deductible to the Company under Section 280G of the Code and is subject to an excise tax under
Section 4999 of the Code.

     (a) STOCK OPTION AND STOCK APPRECIATION RIGHT. An Award may consist of a right to purchase a specified number of shares of Common Stock or BMC Shares at a specified price that is not less than the greater of (i) the Fair Market Value of the Common Stock or BMC Shares, as applicable, on the date of grant and (ii) in the case of a right to purchase Common Stock, the par value of the Common Stock on the date of grant. A stock option may be in the form of an incentive stock option ("ISO") which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. An Award may consist of a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock or BMC Shares on the date the stock appreciation right ("SAR") is exercised over a specified strike price as set forth in the applicable Award Agreement. No Participant may be granted, during any 3-year period, Awards consisting of stock options or stock appreciation rights exercisable for more than 12.5 percent of the aggregate shares of Common Stock and BMC Shares reserved for issuance under the Plan.

     (b)  STOCK AND CASH AWARDS.

          (i) IN GENERAL. An Award may consist of Common Stock or BMC Shares or cash or both, or may be denominated in units of Common Stock or BMC Shares. All or part of any such Award may be subject to conditions established by the Committee, and set forth in the Award Agreement, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specified business objectives, increases in specified indices, attaining specified growth rates, and other comparable measurements of performance. Such Awards may be based on Fair Market Value or other specified valuations. The certificates evidencing shares of Common Stock or BMC Shares issued in connection with a stock award shall contain appropriate legends and restrictions describing the terms and conditions of the restrictions applicable thereto.

          (ii) PERFORMANCE UNIT AWARD: BUSINESS CRITERIA. A Performance Unit Award may be payable in Common Stock or cash, or a combination of these, on the attainment of performance goals based on comparisons of total shareholder return. In making the comparison, the total shareholder return on Common Stock is ranked against that of the common stock of the peer group of companies consisting of Barrick Gold Corp., Newmont Mining, Placer Dome Inc., Echo Bay Mines Ltd., Santa Fe Pacific Gold Corp., and Homestake Mining ("Component Companies"). The total shareholder return is measured over the performance period. The first performance period begins January 1, 1997 and ends December 31, 1999. The second performance period begins January 1, 2000 and ends December 31, 2002. In ranking total shareholder return, $100 is assumed to be invested at the average stock price on the principal national securities exchange in the United States for the first 10 days of the performance period, all dividends are assumed to be reinvested, and ending shares are valued at such average stock price for the last 10 days of the performance period. If any Component Company ceases to have common stock on a national securities exchange of the United States, the following companies will replace such company in the order listed: TVX Gold, Amax Gold, and Pegasus Gold. If a replacement company is utilized, its total shareholder return will be calculated for the full performance period, and that of the replaced company will not be utilized.

          (iii) PERFORMANCE UNIT AWARD: AMOUNT. At the beginning of each performance period, a number of performance units is assigned to each Participant based on his or her compensation and annual targeted award level. At the end of the performance period, a value is assigned to each performance unit based on attainment of the performance goals described in paragraph 7(b)(ii) above, and this value is multiplied by the Participant's number of units to determine the amount of the Participant's Performance Unit Award. Payments are made over the three-year period following the performance period. The maximum Performance Unit Award payable to a Participant for the first performance period is as follows:

Chief Executive Officer..............  $  1,100,000
Other Officers.......................       500,000
Other Key Employees..................       355,000

     8.  PAYMENT OF AWARDS.

          (A) GENERAL. Payment of Awards may be made in the form of cash, Common Stock, BMC Shares or any combinations thereof and may include such restrictions as the Committee shall determine, including in the case of Common Stock or BMC Shares, restriction on transfer and forfeiture provisions. As used herein, "Restricted Stock" means shares of Common Stock or BMC Shares that are restricted or subject to forfeiture provisions.

          (b) DEFERRAL. With the approval of the Committee, payments may be deferred, either in the form of installments or a future lump sum payment. The Committee may permit selected Participants to elect to defer payments of some or all types of Awards in accordance with procedures established by the Committee. Any deferred payment, whether elected by the Participant or specified in the Award Agreement or by the Committee, may be forfeited if and to the extent that the Award Agreement so provides.

          (c) DIVIDENDS AND INTEREST. Dividends or dividend equivalent rights may be extended to and made part of any Award denominated in Common Stock or BMC Shares or units of Common Stock or BMC Shares, subject to such terms, conditions and restrictions as the

     Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Common Stock or BMC Shares or units of Common Stock or BMC Shares.

          (d) SUBSTITUTION OF AWARDS. At the discretion of the Committee, a Participant may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     9. CODE SECTION 162(M) PROVISIONS APPLICABLE TO RESTRICTED OFFICERS. Awards under this Plan to Restricted Officers are intended to come within the exception to the nondeductibility of compensation exceeding $1,000,000 for qualified performance-based compensation under Treasury Regulation 1.162-27(e), unless otherwise provided in the Award Agreement. Any ambiguities or inconsistencies in the construction of this Plan shall be interpreted to give effect to this intention, and if any provision of the Plan is found not to be in compliance with such Regulation, such provision shall be null and void to the extent required to permit the Award to be considered qualified performance-based compensation. Therefore, notwithstanding anything in this Plan to the contrary, the requirements of Treasury Regulation Section 1.162-27(e) for qualified performance-based compensation further limits Awards intended to meet the requirements of Code Section 162(m). Thus, for example, the Committee shall not increase the amount of a Performance Unit Award to a Restricted Officer, and shall not accelerate or defer payment of a Performance Unit Award to a Restricted Officer unless the payment is discounted or increased, respectively, based on reasonable interest rates as provided in such Regulation. No other plan, arrangement or agreement shall be contingent upon failure to attain the performance goal on which the Performance Unit Award is based, such that the Restricted Officer receives part or all of the Award regardless of whether the performance goal is attained, except that the Award may be payable upon death, disability or change of ownership or control, even though the performance goal has not been attained and the early payment would not be qualified performance based compensation. The payment to a Restricted Officer of any dividend equivalent on a stock option or stock appreciation right shall not be contingent on the exercise of an option, and any canceled option shall continue to count against the maximum number of shares for which options may be granted to the Restricted Officer under the Plan. Repricing of stock options granted to Restricted Officers after Award shall be treated as cancellation of the prior Award and grant of a new Award. The Committee shall certify in writing prior to payment to a Restricted Officer of a Performance Unit Award that the performance goal has been satisfied.

     10. STOCK OPTION EXERCISE. The price at which shares of Common Stock or BMC Shares may be purchased under a stock option shall be paid in full at the time of exercise in cash or, if permitted by the Committee, by means of tendering Common Stock or BMC Shares or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee shall determine acceptable methods of tendering Common Stock or other Awards to exercise a stock option as it deems appropriate. If permitted by the Committee, payment may be made by successive exercises by the Participant. The Committee may provide for loans from the Company to permit the exercise or purchase of Awards and may provide for procedures to permit the exercise or purchase of Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award. Unless otherwise provided in the applicable

Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of a stock option, a number of the shares issued upon the exercise of the stock option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee.

     11. TAX WITHHOLDING. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or shares of Common Stock or BMC Shares under the Plan, an appropriate amount of cash or number of shares of Common Stock or BMC Shares or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock or BMC Shares theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock or BMC Shares are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value thereof when the tax withholding is required to be made.

     12. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION. The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law except that (i) no amendment or alteration that would impair the rights of any Participant under any Award previously granted to such Participant shall be made without such Participant's consent and (ii) no amendment or alteration shall be effective prior to approval by the Company's stockholders to the extent such approval is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule to any Award then outstanding (unless the holder of such Award consents) or to the extent stockholder approval is otherwise required by applicable legal requirements.

     13. TERMINATION OF EMPLOYMENT. Upon termination of employment by a Participant, any unexercised, deferred or unpaid Awards shall be treated as provided in the specific Award Agreement evidencing the Award. In the event of such a termination, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify the Award in any manner that is either
(i) not adverse to such Participant or (ii) consented to by such Participant.

     14. ASSIGNABILITY. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under the Plan constituting a derivative security within the meaning of Rule 16a-1(c) under the Exchange Act shall be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.

     15.  ADJUSTMENTS.

          (a) The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders or of BMC to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          (b) In the event of any subdivision or consolidation of outstanding shares of Common Stock or BMC Shares or declaration of a dividend payable in shares of Common Stock or BMC Shares or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock or BMC Shares, the Committee may adjust proportionally (i) the number of shares of Common Stock and BMC Shares reserved under the Plan and covered by outstanding Awards denominated in Common Stock or units of Common Stock or BMC Shares;
     (ii) the exercise or other price in respect of such Awards; and (iii) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or BMC Shares or any distribution to holders of Common Stock or BMC Shares of securities or property (other than normal cash dividends or dividends payable in Common Stock or BMC Shares), the Committee shall make such adjustments or other provisions as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume stock options, regardless of whether in a transaction to which Section 424(a) of the Code applies, by means of substitution of new options for previously issued options or an assumption of previously issued options, or to make provision for the acceleration of the exercisability of, or lapse of restrictions with respect to, Awards and the termination of unexercised options in connection with such transaction.

     16. RULE 16-B RESTRICTIONS. No shares of Common Stock or BMC Shares or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities laws. It is the intent of the Company that this Plan comply with Rule 16b-3 with respect to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of the Plan is found not be in compliance with Rule 16b-3, such provision shall be null and void to the extent required to permit this Plan to comply with Rule 16b-3. Certificates evidencing shares of Common Stock or BMC Shares delivered under this Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which shares of Common

Stock or BMC Shares are then listed and any applicable federal and state securities law. The Committee may cause a legend or legends to be placed upon any such certificates to make appropriate reference to such restrictions.

     17. UNFUNDED PLAN. Insofar as it provides for Awards of cash, Common Stock or BMC Shares or rights thereto, this Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or BMC Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or BMC Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Board nor the Committee be deemed to be a trustee of any cash, Common Stock or BMC Shares or rights thereto to be granted under this Plan. Insofar as it provides for Awards of cash, Common Stock or BMC Shares or rights thereto, Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make payments in the future.

     18. GOVERNING LAW. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the Securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Nevada.

1. Election of Directors               FOR all nominees            WITHHOLD AUTHORITY to vote     *EXCEPTIONS
                                       listed below                for all nominees listed
                                                                   below.

Nominees: Douglas J. Bourne, David L. Bumstead, Delo H. Caspary, James W.
McCutcheon
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED
BELOW.)
Exceptions

2. PROPOSAL TO APPROVE AN AMENDMENT    3. PROPOSAL TO AMEND AND RESTATE THE COMPANY'S AMENDED
   TO THE RESTATED ARTICLES OF            AND RESTATED LONG-TERM INCENTIVE PLAN.
   INCORPORATION of the Company to
   phase out the classification of
   the Board of Directors.

  FOR                                  AGAINST            ABSTAIN            FOR                AGAINST            ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT  5. In their discretion, the proxies are authorized to
   of Price Waterhouse LLP as the      vote upon any other business as may properly come before
   independent public accountants for     the annual meeting.
   the Company for 1997.

  FOR                                  AGAINST            ABSTAIN            CHANGE OF ADDRESS AND/
                                                                             OR COMMENTS MARK HERE

                                                   (In signing as Attorney,
                                                   Administrator, Executor,
                                                   Guardian, Trustee or
                                                   Corporate Officer, please add
                                                   your title as such.)

                                                   Date:

                           (Signature of Stockholder)

                           (Signature of Stockholder)

                                                   VOTES MUST BE INDICATED
                                                   (X) IN BLACK OR BLUE INK.
SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

                                   P R O X Y

                          BATTLE MOUNTAIN GOLD COMPANY

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
      ANNUAL MEETING OF STOCKHOLDERS TO BE HELD WEDNESDAY, APRIL 30, 1997

     The undersigned hereby appoints Greg V. Etter, Stan M. Haley and Jeffrey L. Powers, jointly and severally, proxies, with full power of substitution and with discretionary authority, to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote at the 1997 annual meeting of stockholders of Battle Mountain Gold Company, or any adjournment or postponement thereof.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

     IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

                            (Continued and to be signed and dated on other side)

                                            BATTLE MOUNTAIN GOLD COMPANY
                                            P.O. BOX 11394
                                            NEW YORK, N.Y. 10203-0394